Contact:

Kathleen Baum

212-810-5429

Brian Beades

212-810-5596

invrel@blackrock.com

BlackRock, Inc. Reports Fourth Quarter and Full Year 2005

Diluted EPS of $1.09 and $3.50, respectively.

Assets Under Management at December 31, 2005 total $452.7 Billion.

New York, January 19, 2006 - BlackRock, Inc. (NYSE:BLK) today reported net income for the quarter ended December 31, 2005 of $72.9 million, or $1.09 per diluted share, compared to net income of $49.8 million, or $0.75 per diluted share, earned in the fourth quarter of 2004. Third quarter 2005 net income was $61.1 million, or $0.92 per diluted share. Net income for the year ended December 31, 2005 was $233.9 million, or $3.50 per diluted share, compared to net income of $143.1 million, or $2.17 per diluted share, earned during 2004.

Adjusted earnings per share1 increased to $1.21 and $4.03 for the fourth quarter and full fiscal year ended December 31, 2005, compared to $0.72 and $2.69 for the fourth quarter and full fiscal year 2004, respectively, and $1.03 for third quarter 2005.

Fourth quarter 2005 earnings reflect performance fees of $87.2 million and approximately $8.0 million of expense associated with the launch of a new closed-end fund.

Assets under management (AUM) rose $24.8 billion, or 5.8%, during the quarter to $452.7 billion at December 31, 2005. Net new business totaled $23.7 billion during the quarter, including $14.3 billion in long-dated products and $9.4 billion in cash management portfolios. For the full year, we recorded $50.2 billion of net new business, with favorable flows in all asset classes and from all client channels. Net inflows were balanced geographically, with $27.1 billion of net new business from U.S. clients and $23.1 billion from non-U.S. investors. In addition, we added 32 net new assignments in BlackRock Solutions and related products during the year, including 10 net new assignments in the fourth quarter, which contributed to a 38.5% increase in revenues from 2004.

“BlackRock had an excellent year in 2005, successfully integrating State Street Research and, at the same time, achieving record organic growth. We were rewarded for long-term investments made to expand and diversify our platform, continued strong performance in both traditional and alternative investment products, and the steadfast focus and dedication of our entire team,” commented Laurence D. Fink, Chairman and CEO of BlackRock. “I believe we are well-positioned to sustain new business momentum in 2006 given our competitive investment results, seasoning of our equity teams, strong marketing and client service efforts for insurance, pension and other institutional investors globally, and expanded distribution capabilities in U.S. private client channels. In addition, although markets are difficult to predict, I am optimistic about our ability to earn strong performance fees in 2006 given our diversified product mix and market views. My constructive outlook is tempered, however, by the potential impact of the flat yield curve, convergence of U.S. and non-U.S. rates, heavy reliance on non-U.S. investors to fund the nation’s deficit, and ongoing geopolitical risk on global markets and opportunities for investors and investment managers worldwide.”

[1]	See notes (a) and (b) to condensed consolidated statements of income and supplemental information in Attachment I.

Fourth Quarter Financial Highlights

Fourth quarter 2005 revenues were $369.1 million, an increase of 95.6% from $188.7 million reported in fourth quarter 2004 and an increase of 22.7% from $300.8 million reported in third quarter 2005. Fourth quarter 2005 investment advisory and administration fees rose to $320.0 million, an increase of 95.4% from $163.7 million reported in fourth quarter 2004. The increase was a result of higher average AUM, as AUM rose to $452.7 billion at December 31, 2005 from $341.8 billion at December 31, 2004, and higher performance fees. Performance fees contributed $87.2 million in fourth quarter 2005, versus $7.6 million reported in fourth quarter 2004. Other income, including BlackRock Solutions and real estate management fees, was $49.1 million for fourth quarter 2005, an increase of 96.9% from $24.9 million reported in fourth quarter 2004. Fourth quarter 2005 BlackRock Solutions revenues rose to $32.1 million, an increase of 50.2% from $21.4 million in fourth quarter 2004. Real estate management fees, which commenced with the acquisition of SSRM Holdings, Inc. (SSR) in January 2005, were $9.0 million in fourth quarter 2005.

Fourth quarter 2005 operating expenses increased 93.2% to $256.7 million, from $132.9 million in fourth quarter 2004. The $123.8 million increase primarily was attributable to an increase in compensation and benefits, which rose 107.7% to $182.6 million from $87.9 million. This increase was due to higher incentive compensation associated with performance fees, higher accruals for year-end bonuses based on operating income and an increase in the number of employees to 1,752 (excluding 399 Metric Property employees) at year-end 2005 from 1,126 at year-end 2004. The acquisition of SSR in January 2005 added 347 employees (excluding Metric Property employees). Fourth quarter 2005 general and administrative costs were $60.8 million, an increase of 65% from $36.8 million in fourth quarter 2004, primarily as a result of incremental marketing and promotion costs of $13.6 million (including incremental closed-end fund structuring fees of $4.8 million, additional 12b-1 distribution expense of $3.9 million on funds acquired from SSR and expanded global marketing efforts) and incremental occupancy expense of $4.1 million related to expansion of corporate facilities in New York and space acquired in the SSR acquisition.

The Company’s adjusted operating margin1 was 35.5%, 35.5% and 38.6% for fourth quarter and third quarter 2005 and fourth quarter 2004, respectively. The decline from fourth quarter 2004 is attributable principally to higher compensation costs in 2005.

Fourth quarter 2005 non-operating income declined 47.1% to $4.0 million from $7.7 million in fourth quarter 2004, principally as a result of lower earnings on Company investments and interest expense on convertible debt.

In 2004, the Company reduced fourth quarter and full year income tax expense by approximately $9.5 million and $18.1 million, respectively, related to the conclusion of a tax audit. The Company also recorded a charge of approximately $104.0 million in 2004 related to the 2002 Long-Term Retention and Incentive Plan (LTIP), compared to $59.4 million in 2005. Approximately 83% of this expense will be funded by PNC through a contribution of BlackRock common stock currently owned by PNC.

During the quarter, the Company received a counterparty credit rating of A+/A-1 from Standard & Poor’s and a rating of A+ on its convertible debentures due in 2035.

[1]	See notes (a) and (b) to condensed consolidated statements of income and supplemental information in Attachment I.

AUM and Business Highlights

•	Fixed income assets increased to $303.9 billion at year-end, driven by $12.8 billion of net new business during the fourth quarter and $37.3 billion for the full year. We recorded net inflows across all product categories for the year, including $23.8 billion in core and global strategies, $9.3 billion in targeted duration accounts and $4.2 billion in sector specialty portfolios. Performance was competitive, with 94% or more of institutional composites outperforming their benchmarks and 70% or more of taxable bond fund assets in the top two Lipper quartiles for the one, three, and five-year periods ended December 31, 2005.

•	Cash management AUM reached $86.1 billion on December 31, 2005, up 12.3% from the end of the third quarter and 10.3% from the prior year-end. Average assets rose to $79.7 billion for the quarter, a 2.1% increase from the third quarter. Investment results remained competitive, which enabled us to attract $9.5 billion of net inflows to institutional funds and separate accounts during the quarter and increase market share despite continued Federal Reserve tightening. As the Federal Reserve nears the end of its tightening cycle, asset flows are expected to remain volatile.

•	Equity assets increased $22.5 billion during the year to $37.3 billion at December 31, 2005, with substantial scale and scope added through the SSR acquisition. Fourth quarter net new business totaled $1.9 billion, as we benefited from our European equity team’s strong performance, stabilization of open-end fund flows and the successful offering of a new closed-end equity fund. Investment results were strong across our expanded equity platform, with 71% or more of institutional composites outperforming their benchmarks and 60% or more of mutual funds ranked in the top two Lipper quartiles for the quarter, one year and three years ended December 31, 2005. Significantly, several teams reached or will soon reach their three-year track records, a key threshold for institutional new business efforts, which we believe will support greater new business momentum in 2006.

•	Alternative assets rose to $25.3 billion at year-end 2005, down $160 million since third quarter-end, but up $17.1 billion for the full year. We greatly expanded the range of our alternative investment offerings in 2005 through both product development and the SSR acquisition. These efforts enabled us to achieve $4.0 billion of net new business during the year across a broad range of products, including $1.4 billion in new collateralized debt obligations (CDOs), $863 million in real estate debt and equity, $841 million in fixed income alternatives, $529 million in a new business development company and $397 million in equity hedge funds and fund of funds. Earlier this month, one of our CDOs, Tourmaline, was named “ABS CDO Deal of the Year”, reflecting favorably on our ongoing effort to offer sophisticated and innovative investments to our clients.

•	BlackRock Solutions continued its strong growth in the fourth quarter, adding 9 new clients and 10 net new assignments for a total of 32 net new assignments in 2005. Net new business in the fourth quarter included six investment accounting mandates, three risk management and advisory services assignments and one new Aladdin® contract. In addition, we have begun work on three system outsourcing assignments that are scheduled for completion in 2006. Strong interest in BlackRock Solutions and related products on the part of institutions in Europe and Asia, as well as in the U.S., continues to sustain a strong pipeline of new business opportunities.

•	New business efforts produced net inflows of $23.7 billion during the quarter and $50.2 billion for the year. As referenced above, fundings were balanced across client geographies. Momentum with insurance and other taxable investors remained strong, with $13.9 billion of net inflows in the fourth quarter bringing the full year total to $29.0 billion. During the year, we also recorded net new business of $12.8 billion from pension and other tax-exempt investors and $1.2 billion of net inflows from private client and mutual fund investors.

•	We ended 2005 with positive momentum across our franchise. Our pipeline is robust with $11.1 billion of wins funded or to be funded since year-end, including $2.6 billion in cash management products, and over 350 fixed income and equity searches in progress. In addition, interest in our BlackRock Solutions offerings remains very strong and we are pursuing a variety of potential new mandates globally. We believe that the combination of our product breadth, increasing geographic reach, competitive performance and focus on client service will support our continued new business momentum.

Performance Notes

Past performance is no guarantee of future results.

Mutual fund performance data is net of fees and expenses, assumes the reinvestment of dividends and capital gains distributions and reflects the performance of the Institutional class, with the exception of the BlackRock Funds, Government Income Portfolio, which reflects the performance of the Investor A class. BlackRock waives fees, without which performance would be lower. Investments in BlackRock Funds are neither insured nor guaranteed by the U.S. government. Relative peer group performance is based on quartiles from Lipper Inc. Lipper rankings are based on total returns with dividends and distributions reinvested and do not reflect sales charges. Funds with returns among the top 25% of a peer group of funds with comparable objectives are in the first quartile and funds with returns in the next 25% of a peer group are in the second quartile. Some funds have less than three years of performance.

Fixed Income Portfolios of BlackRock Funds: The Core Bond Total Return, Core PLUS Total Return, Intermediate PLUS Bond and the Managed Income Portfolios are in the Intermediate Investment Grade Debt Lipper peer group. The Low Duration Bond and Enhanced Income Portfolios are in the Short Investment Grade Debt Lipper peer group. The Intermediate Bond Portfolio is in the Short-Intermediate Investment Grade Debt Lipper peer group. The High Yield Bond and Government Income Portfolios are in the High Current Yield and General U.S. Government Lipper peer groups, respectively. The Intermediate Government Bond and GNMA Portfolios are in the Intermediate U.S. Government and GNMA Lipper peer groups, respectively.

Equity Portfolios of BlackRock Funds: The Large Cap Growth and Mid-Cap Growth Equity Portfolios are in the Multi-Cap Core and Mid-Cap Growth Lipper peer groups, respectively. The Investment Trust and Index Equity Portfolios are in the Large Cap Core and S&P 500 Index Objective Lipper peer groups, respectively. The Asset Allocation Portfolio is in the Flexible Portfolio Lipper peer group. The Small/Mid-Cap Growth and Mid-Cap Value Equity Portfolios are in the Small Cap Growth and Mid-Cap Value Lipper peer groups, respectively. The Large Cap Value and Small Cap Value Equity Portfolios are in the Multi-Cap Value and Small Cap Value Lipper peer groups, respectively. The Small Cap Core and Small Cap Growth Equity Portfolios are in the Small Cap Core Lipper peer group. The Health Sciences Portfolio is in the Health/Biotechnology Lipper peer group. The International Opportunities and Legacy Portfolios are in the International Small/Mid-Cap Growth and Large Cap Growth Lipper peer groups, respectively. The Global Resources Portfolio is in the Natural Resources Lipper peer group. The U.S. Opportunities and Global Science and Technology Opportunities Portfolios are in the Mid-Cap Core and Science & Technology Lipper peer groups, respectively.

Composites Performance: Investment performance does not reflect the deduction of advisory fees and other expenses, which will reduce performance results and the return to investors. All performance results assume reinvestment of dividends, interest and/or capital gains. BlackRock is the source of benchmark data for composites. Some BlackRock composites have less than one year of performance.

About BlackRock

BlackRock is one of the largest publicly traded investment management firms in the United States with approximately $452.7 billion of assets under management at December 31, 2005. BlackRock manages assets on behalf of institutional and individual investors worldwide through a variety of equity, fixed income, cash management and alternative investment products. In addition, BlackRock provides risk management, investment system outsourcing and financial advisory services to a growing number of institutional investors. Headquartered in New York City, the firm serves clients from offices in the U.S., Europe and Asia. BlackRock is majority owned by The PNC Financial Services Group, Inc. (NYSE: PNC) and by BlackRock employees. For additional information, please visit the Company’s website at www.blackrock.com.

Forward-Looking Statements

This press release, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock’s Securities and Exchange Commission (SEC) reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s advised or sponsored investment products and separately managed accounts; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions or divestitures; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (10) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock or PNC; (11) terrorist activities and international hostilities, which may adversely affect the general economy, financial and capital markets, specific industries, and BlackRock; (12) the ability to attract and retain highly talented professionals; (13) fluctuations in foreign currency exchange rates, which may adversely affect the value of advisory fees earned by BlackRock; and (14) the impact of changes to tax legislation and, generally, the tax position of the Company.

BlackRock’s Annual Reports on Form 10-K and BlackRock’s subsequent reports filed with the SEC, accessible on the SEC’s website at http://www.sec.gov and on BlackRock’s website at http://www.blackrock.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements. The information contained on our website is not a part of this press release.

Attachment I

BlackRock, Inc.

Condensed Consolidated Statements of Income and Supplemental Information

(Dollar amounts in thousands, except share data)

(unaudited)

	Three months ended December 31,		% Change	Three months ended September 30,	% Change	Year ended December 31,		% Change
	2005	2004		2005		2005	2004
Revenue
Investment advisory and administration fees
Separate accounts	$236,376	$108,292	118.3%	$172,818	36.8%	$705,306	$412,674	70.9%
Mutual funds	83,626	55,451	50.8%	81,823	2.2%	313,066	220,949	41.7%

Total investment advisory and administration fees	320,002	163,743	95.4%	254,641	25.7%	1,018,372	633,623	60.7%
Other income	49,105	24,934	96.9%	46,166	6.4%	173,014	91,688	88.7%

Total revenue	369,107	188,677	95.6%	300,807	22.7%	1,191,386	725,311	64.3%

Expense
Employee compensation and benefits	182,581	87,895	107.7%	155,077	17.7%	595,618	391,138	52.3%
Fund administration and servicing costs	11,340	7,939	42.8%	11,997	(5.5)%	42,872	32,593	31.5%
General and administration	60,763	36,816	65.0%	51,524	17.9%	204,850	128,738	59.1%
Amortization of intangible assets	2,029	201	NM	2,540	(20.1)%	7,505	947	NM
Impairment of intangible assets	—	—	NM	—	NM	—	6,097	(100.0)%

Total expense	256,713	132,851	93.2%	221,138	16.1%	850,845	559,513	52.1%

Operating income	112,394	55,826	101.3%	79,669	41.1%	340,541	165,798	105.4%

Non-operating income
Investment income	5,888	7,824	(24.7)%	21,439	(72.5)%	43,138	35,475	21.6%
Interest expense	(1,840)	(167)	NM	(2,008)	(8.4)%	(7,924)	(835)	NM

Total non-operating income	4,048	7,657	(47.1)%	19,431	(79.2)%	35,214	34,640	1.7%

Income before income taxes and minority interest	116,442	63,483	83.4%	99,100	17.5%	375,755	200,438	87.5%
Income taxes	42,825	12,919	231.5%	37,077	15.5%	138,558	52,264	165.1%

Income before minority interest	73,617	50,564	45.6%	62,023	18.7%	237,197	148,174	60.1%
Minority interest	698	812	(14.0)%	904	(22.8)%	3,289	5,033	(34.7)%

Net income	$72,919	$49,752	46.6%	$61,119	19.3%	$233,908	$143,141	63.4%

Weighted-average shares outstanding
Basic	64,002,818	63,676,069	0.5%	64,087,871	(0.1)%	64,182,766	63,688,955	0.8%
Diluted	66,914,279	66,229,527	1.0%	66,714,797	0.3%	66,875,149	65,960,473	1.4%
Earnings per share
Basic	$1.14	$0.78	46.2%	$0.95	20.0%	$3.64	$2.25	61.8%
Diluted	$1.09	$0.75	45.3%	$0.92	18.5%	$3.50	$2.17	61.3%

Dividends paid per share	$0.30	$0.25	20.0%	$0.30	0.0%	$1.20	$1.00	20.0%

Supplemental information:

Net income, as adjusted (a)	$80,663	$47,712	69.1%	$68,876	17.1%	$269,622	$177,709	51.7%
Diluted earnings per share, as adjusted (a)	$1.21	$0.72	68.1%	$1.03	17.5%	$4.03	$2.69	49.8%
Operating income, as adjusted (b)	$124,667	$69,811	78.6%	$100,160	24.5%	$408,448	$263,311	55.1%
Operating margin, GAAP	30.5%	29.6%	3.0%	26.5%	15.1%	28.6%	22.9%	24.9%
Operating margin, as adjusted (b)	35.5%	38.6%	(8.0)%	35.5%	0.0%	36.3%	38.0%	(4.5)%

NM - Not meaningful

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(a)	While BlackRock reports its financial results using accounting principles generally accepted in the United States of America (GAAP), management believes that evaluating its ongoing operating results may not be as useful if investors are limited to reviewing only GAAP financial measures. Management reviews non-GAAP financial measures to assess ongoing operations, and for the reasons described below, considers them to be effective indicators, for both management and investors, of BlackRock’s profitability and financial performance over time. Nevertheless, BlackRock’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Net income, as adjusted, and diluted earnings per share, as adjusted, have been derived from BlackRock’s consolidated financial statements, as follows:

	Three months ended			Year ended December 31,
	December 31,		September 30,

	2005	2004	2005	2005	2004
Net income, GAAP basis	$72,919	$49,752	$61,119	$233,908	$143,141
Add back: PNC’s LTIP funding requirement	7,744	6,870	7,757	30,610	53,569
SSR acquisition costs	—	635	—	5,590	635
Release of reserves related to the New York State tax audit	—	(9,545)	—	—	(18,064)
Impact of Trepp sale	—	—	—	(486)	(1,572)

Net income, as adjusted	80,663	47,712	68,876	269,622	177,709

Diluted earnings per share, GAAP basis	$1.09	$0.75	$0.92	$3.50	$2.17

Diluted earnings per share, as adjusted	$1.21	$0.72	$1.03	$4.03	$2.69

We believe that net income, as adjusted, and diluted earnings per share, as adjusted, are effective measurements of BlackRock’s historical profitability and financial performance. The LTIP expense associated with awards to be met by PNC’s funding requirement has been excluded from net income, as adjusted, and diluted earnings per share, as adjusted, because these changes do not result in an economic cost to the Company and, exclusive of the impact related to LTIP participants’ put options, these charges will not impact BlackRock’s book value. SSR acquisition costs consist of certain compensation costs and professional fees. Compensation cost reflected in this amount represents direct incentives related to alternative product performance fees generated in 2004 by SSR employees, assumed in conjunction with the acquisition and settled by BlackRock with no future service requirement. Net income, as adjusted, and diluted earnings per share, as adjusted, exclude this amount because it does not relate to the current period’s operations. Professional fees reflected in this amount, which have been deemed non-recurring by management, have been excluded from net income, as adjusted, and diluted earnings per share, as adjusted, to help ensure the comparability of this information to prior reporting periods.

(b)	Operating margin, as adjusted, equals operating income, as adjusted, divided by revenue used for operating margin measurement, as indicated in the table below. Computations for all periods presented include affiliated and non-affiliated fund administration and servicing expense reported as a separate income statement line item and are derived from the Company’s consolidated financial statements, as follows:

	Three months ended			Year ended December 31,
	December 31,		September 30,

	2005	2004	2005	2005	2004
Operating income, GAAP basis	$112,394	$55,825	$79,669	$340,541	$165,798
Add back: PNC LTIP funding obligation	12,292	10,905	12,313	48,587	85,030
Appreciation on assets related to deferred compensation plans	(19)	2,081	8,178	10,447	4,479
Trepp bonus	—	—	—	—	7,004
SSR acquisition costs	—	1,000	—	8,873	1,000

Operating income, as adjusted	124,667	69,811	100,160	408,448	263,311

Revenue, as reported	369,107	188,677	300,807	1,191,386	725,311
Less: fund administration and servicing costs	(11,340)	(7,939)	(11,997)	(42,872)	(32,593)
Reimbursable property management compensation	(6,595)	—	(6,485)	(23,376)	—

Revenue used for operating margin measurement	351,172	180,738	282,325	1,125,138	692,718

Operating margin, GAAP basis	30.5%	29.6%	26.5%	28.6%	22.9%

Operating margin, as adjusted	35.5%	38.6%	35.5%	36.3%	38.0%

We believe that operating income, as adjusted, and operating margin, as adjusted, are effective indicators of management’s ability to, and useful to management in deciding how to, effectively employ BlackRock’s resources. As such, management believes that operating income, as adjusted, and operating margin, as adjusted, provide useful disclosure to investors. Compensation expense associated with appreciation on assets related to BlackRock’s deferred compensation plans has been excluded because investment returns on these assets reported in non-operating income results in a nominal impact on net income. Reimbursable property management compensation represents compensation and benefits paid to certain BlackRock Realty Advisors, Inc. (“Realty”) personnel. These employees are retained on Realty’s payroll when properties are acquired by Realty’s clients. The related compensation and benefits are fully reimbursed by Realty’s clients and have been excluded from revenue used for operating margin measurement, as adjusted, because they bear no economic cost to BlackRock. Fund administration and servicing costs have been excluded from revenue used for operating margin measurement, as adjusted, because these costs fluctuate based on the discretion of a third party.

Attachment II

BlackRock, Inc.

Summary of Revenues

(Dollar amounts in thousands, except share data)

(unaudited)

	Three months ended December 31,			Three months ended September 30,		Year ended December 31,
	2005	2004	% Change	2005	% Change	2005	2004	% Change
Separate Account Revenue
Separate account base fees	$149,146	$100,643	48.2%	$140,148	6.4%	$537,312	$371,068	44.8%
Separate account performance fees	87,230	7,649	NM	32,670	167.0%	167,994	41,606	303.8%

Total separate account revenue	236,376	108,292	118.3%	172,818	36.8%	705,306	412,674	70.9%

Mutual Fund Revenue
BlackRock Funds	34,785	16,937	105.4%	36,784	(5.4)%	135,465	70,066	93.3%
Closed-end Funds	25,752	19,191	34.2%	23,128	11.3%	89,873	71,443	25.8%
BlackRock Liquidity Funds	22,124	18,986	16.5%	21,171	4.5%	84,828	78,265	8.4%
Other commingled funds	965	337	186.4%	740	30.4%	2,900	1,175	146.8%

Total mutual fund revenue	83,626	55,451	50.8%	81,823	2.2%	313,066	220,949	41.7%

Total investment advisory and administration fees	320,002	163,743	95.4%	254,641	25.7%	1,018,372	633,623	60.7%

Other income	49,105	24,934	96.9%	46,166	6.4%	173,014	91,688	88.7%

Total revenue	$369,107	$188,677	95.6%	$300,807	22.7%	$1,191,386	$725,311	64.3%

NM - Not meaningful

Attachment III

BlackRock, Inc.

Condensed Consolidated Statements of Financial Condition

(Dollar amounts in thousands)

(unaudited)

	December 31, 2005	December 31, 2004
Assets
Cash and cash equivalents	$484,223	$457,673
Accounts receivable	339,578	154,944
Investments	298,668	227,497
Intangible assets, net	483,982	184,110
Other assets	241,549	121,011

Total assets	$1,848,000	$1,145,235

Liabilities, minority interest and stockholders’ equity
Accrued compensation	$522,637	$311,351
Long term borrowings	250,000	—
Other liabilities	143,506	48,363

Total liabilities	916,143	359,714

Minority interest	9,614	17,169

Stockholders’ equity	922,243	768,352

Total liabilities, minority interest and stockholders’ equity	$1,848,000	$1,145,235

Attachment IV

BlackRock, Inc.

Assets Under Management

(Dollar amounts in millions)

(unaudited)

	December 31,
	2005	2004
All Accounts
Fixed income	$303,928	$240,709
Cash Management	86,128	78,057
Equity	37,303	14,792
Alternative investment products	25,323	8,202

Total	$452,682	$341,760

Separate Accounts
Fixed income	$279,368	$216,070
Cash Management	7,275	7,360
Cash Management-Securities lending	5,294	6,898
Equity	20,832	9,397
Alternative investment products	25,323	8,202

Subtotal	338,092	247,927

Mutual Funds
Fixed income	24,560	24,639
Cash Management	73,559	63,799
Equity	16,471	5,395

Subtotal	114,590	93,833

Total	$452,682	$341,760

Component Changes in Assets Under Management

(Dollar amounts in millions)

(unaudited)

	Year ended December 31, 2005	Three Months ended December 31, 2005
All Accounts
Beginning assets under management	$341,760	$427,837
Net subscriptions *	50,155	23,743
Acquisitions	49,966	—
Market appreciation	10,801	1,102

Ending assets under management	$452,682	$452,682

Separate Accounts
Beginning assets under management	247,927	$323,986
Net subscriptions *	39,389	11,979
Acquisitions	40,181	—
Market appreciation	10,595	2,127

Ending assets under management	338,092	$338,092

Mutual Funds
Beginning assets under management	93,833	103,851
Net subscriptions*	10,766	11,764
Acquisitions	9,785	—
Market appreciation (depreciation)	206	(1,025)

Ending assets under management	114,590	114,590

Total	$452,682	$452,682

*	Includes dividend reinvestment